Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CFO:

Robert Reynolds

Restructuring:

David Coles

(310) 835-8400	(310) 952-1579

LEINER HEALTH PRODUCTS FILES PREPACKAGED

PLAN OF REORGANIZATION

•                  Vendors Remain Unimpaired

•                  Normal Business Operations will Continue

CARSON, CA — February 28, 2002 — Leiner Health Products Inc. today filed a Chapter 11 petition in the U.S. Bankruptcy Court with the overwhelming support of its Bank lenders and Senior Subordinated Noteholders seeking court approval of its consensual prepackaged plan of reorganization.

Prior to the filing in Delaware, the Company negotiated a prepackaged plan of reorganization with its Bank lenders and its Senior Subordinated Noteholders.  The prepackaged plan was overwhelmingly accepted by those voting in the prefiling solicitation filing regarding the plan, with 100% of Bank Group claims and 98% of Noteholder claims voting to accept the prepackaged plan.  The Chapter 11 filing is intended to obtain Court approval of the prepackaged plan and thereby bind all creditors to the plan, even if they did not vote or voted to reject the plan.   Leiner expects to obtain Court approval of its prepackaged plan and emerge from Chapter 11 within 45 to 60 days.

“Thanks to the continuing support from our bondholders and bank lenders, Leiner is able to implement one of the final pieces of its restructuring plan,” said Robert Kaminski, chief executive officer of Leiner.  “We expect to emerge from this process strengthened with a more appropriate capital structure and reengineered business well positioned to build on our industry leading track record of quality and service.”

As announced in January, the Company has entered into definitive documentation with its primary investors on the terms of a new equity investment.  Under the definitive documents, a group of investors led by North Castle Partners will invest $20 million in the Company. Under the proposed plan of reorganization, holders of Leiner’s 9.625% Senior Subordinated Notes due June 30, 2007, will receive a combination of $15 million in cash and newly created preferred stock in exchange for the current Notes, an exchange that will reduce Leiner’s indebtedness by $85 million.  Under the plan, Leiner’s existing senior indebtedness will be restructured and remain outstanding.  In addition, Leiner’s bank lenders will extend the Company an additional revolving credit facility of up to $20 million.

During the proceeding, vendors will not be impaired and will continue to be paid in the normal course of business.  The Company also expects to continue to pay employee salaries, wages and benefits without interruption, and to serve all customers throughout the reorganization.  Also, Leiner’s Canadian business, Vita Health, is not filing for bankruptcy, and therefore its business will continue as usual and Vita Health’s creditors will remain unimpaired.

Leiner Health Products Inc., headquartered in Carson, California, is one of America’s leading vitamin, mineral, nutritional supplement and OTC pharmaceutical manufacturers.  The company markets products under several brand names, including Natures OriginTM, YourLife® and Pharmacist Formula®.  For more information about Leiner Health Products, visit www.leiner.com.

Forward-Looking Statement

Certain of the statements contained in this press release (other than statements of historical fact) are forward-looking statements, including statements regarding, without limitation, the Company’s restructuring initiative, the Company’s relationship with its lenders, trends in the Company’s business, and the Company’s future liquidity requirements and capital resources.

Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.  All forward-looking statements involve known and unknown risks and uncertainties (some of which are beyond the control of the Company) including, without limitation, the ability of the Company to successfully emerge from bankruptcy, and the ability of the Company to operate successfully during the reorganization proceeding.  The important factors described elsewhere in this press release and in the company’s Form 10-K for the fiscal year ended March 31, 2001 and Form 10-Q for the 3 months ended December 31, 2001 on file with the Securities and Exchange Commission, could affect the Company’s actual results and could cause such results to differ materially from estimates or expectations reflected in such forward-looking statements.  In light of the factors, there can be no assurance that events anticipated by the forward-looking statements contained in this press release will in fact transpire.  The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events.

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